Exhibit 10.1

* * * * * * * * * * * * * * * * * * * *

Lease

RIATA CORPORATE PARK

* * * * * * * * * * * * * * * * * * * *

Between

PERVASIVE SOFTWARE INC.

(Tenant)

and

CARR TEXAS OP, LP

(Landlord)

i

F.	Parking	12
G.	Interruption of Services	12
H.	Security Service	13
5. ALTERATIONS AND REPAIRS.		13
A.	Landlord’s Consent and Conditions	13
B.	Damage to Systems	14
C.	No Liens	14
D.	Ownership of Improvements	15
E.	Removal at Termination	15
6. USE OF PREMISES		15
7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES		16
8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE		16
A.	Waiver of Claims	16
B.	Indemnification	16
C.	Tenant’s Insurance	17
D.	Insurance Certificates	18
E.	Landlord’s Insurance	18
9. FIRE AND OTHER CASUALTY		18
A.	Termination	18
B.	Restoration	19
10. EMINENT DOMAIN		19
11. RIGHTS RESERVED TO LANDLORD		19
A.	Name	19
B.	Signs	19
C.	Window Treatments	19
D.	Keys	20
E.	Access	20
F.	Preparation for Reoccupancy	20
G.	Heavy Articles	20
H.	Show Premises	20
I.	Relocation of Tenant	20
J.	Use of Lockbox	20
K.	Repairs and Alterations	21
L.	Landlord’s Agents	21
M.	Building Services	21
N.	Other Actions	21
12. TENANT’S DEFAULT		21
A.	Rent Default	21
B.	Assignment/Sublease or Hazardous Substances Default	21
C.	Other Performance Default	21
D.	Credit Default	22
13. LANDLORD REMEDIES		22
A.	Termination of Lease or Possession	22
B.	Lease Termination Damages	22
C.	Possession Termination Damages	22

D.	Landlord’s Remedies Cumulative	23
(1)	Landlord’s Remedies	23
(2)	Tenant’s Remedies	23
E.	Waiver of Trial by Jury	23
F.	Litigation Costs	23
14. SURRENDER		24
15. HOLDOVER		24
16. SUBORDINATION TO GROUND LEASES AND MORTGAGES		24
A.	Subordination	24
B.	Termination of Ground Lease or Foreclosure of Mortgage	24
C.	Security Deposit	25
D.	Notice and Right to Cure	25
E.	Definitions	25
17. ASSIGNMENT AND SUBLEASE		25
A.	In General	25
B.	Landlord’s Consent	25
C.	Procedure	26
D.	Recapture	26
E.	Permitted Assignments	26
18. CONVEYANCE BY LANDLORD		27
19. ESTOPPEL CERTIFICATE		27
20. SECURITY DEPOSIT		27
21. FORCE MAJEURE		28
22. NOTICES		28
A.	Landlord	28
B.	Tenant	29
23. QUIET POSSESSION		29
24. REAL ESTATE BROKER		29
25. MISCELLANEOUS		30
A.	Successors and Assigns	30
B.	Date Payments Are Due	30
C.	Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”	30
D.	Time of the Essence	30
E.	No Option	30
F.	Severability	30
G.	Governing Law	30
H.	Lease Modification	30
I.	No Oral Modification	30
J.	Landlord’s Default; Landlord’s Right to Cure Tenant’s Default	30
K.	Captions	31
L.	Authority	31
M.	Landlord’s Enforcement of Remedies	31
N.	Entire Agreement	31
O.	Landlord’s Title	31
P.	Light and Air Rights	31

Q.	Singular and Plural	31
R.	No Recording by Tenant	31
S.	Exclusivity	31
T.	No Construction Against Drafting Party	32
U.	Survival	32
V.	Rent Not Based on Income	32
W.	Building Manager and Service Providers	32
X.	Late Charge and Interest on Late Payments	32
Y.	Tenant’s Financial Statements	32
Z.	Usury Savings	32
AA.	Waiver of Warranties	33
26. UNRELATED BUSINESS INCOME		33
27. HAZARDOUS SUBSTANCES		33
28. EXCULPATION		33

APPENDIX A - LEGAL DESCRIPTION OF LAND AND PLAN OF THE PREMISES

APPENDIX B - RULES AND REGULATIONS

APPENDIX C -TENANT IMPROVEMENT AGREEMENT

APPENDIX D - MORTGAGES CURRENTLY AFFECTING THE PROJECT

APPENDIX E — INTENTIONALLY DELETED

APPENDIX F - SPECIAL PROVISIONS

APPENDIX G – FORM OF LETTER OF CREDIT

APPENDIX H – FORM OF SNDA

LEASE

THIS LEASE (the “Lease”) is made as of July 1, 2004, between Carr Texas OP, LP, a Delaware limited partnership (the “Landlord”), and the Tenant as named in the Schedule below. The term “Building” means the building known as “Riata Corporate Park Building 8” with a local address of 12365-B Riata Trace Pkwy, Austin, Texas, and situated on the land legally described in Appendix A. “Premises” means that part of the Building leased to Tenant described in the Schedule. The Building is part of an office development (the “Project”) known as “Riata Corporate Park,” the extent and configuration of which shall be determined by Landlord from time to time. The initial configuration of the Project, including the Premises, is outlined on the site plan attached hereto as Appendix A-1. Landlord shall obtain Tenant’s prior written approval (not to be unreasonably withheld or delayed) to any reconfiguration of the Project which involves relocation or reconfiguration of the Building or which will have a materially negative effect on parking for or access to the Premises.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: Pervasive Software Inc., a Delaware corporation

2.	Premises: All of the 1st, 2nd and 3rd floors of Riata Corporate Park Building 8

3.	Rentable Square Feet: 91,541

4.	Tenant’s Proportionate Share: 100% (Based upon a total of approximately 91,541 rentable square feet in the Building, subject to adjustment with respect to other Buildings in the Project into which Tenant expands pursuant to Appendix F. Notwithstanding the foregoing, at all times Tenant shall be responsible for 100% of the costs associated with Tenant’s supplemental HVAC systems.)

5.	Security Deposit: $175,000.00

6.	Tenant’s Real Estate Broker for this Lease: The Staubach Company Central Texas, LLC

7.	Landlord’s Real Estate Broker for this Lease: Carr Real Estate Services, Inc.

8.	Tenant Improvements, if any: See the Tenant Improvement Agreement attached hereto as Appendix C.

9.	Commencement Date: July 1, 2004

10.	Termination Date/Term: October 31, 2011

11.	Guarantor: None

12.	Base Rent:

Period	Annual Base Rent	Monthly Base Rent Payment*
07/01/04 – 11/30/05	N/A	$0.00
12/01/05 – 12/31/05	N/A	$44,753.00
01/01/06 – 10/31/08	$1,167,147.75 ($12.75/rsf)	$97,262.31
11/01/08 – 10/31/11	$1,396,000.25 ($15.25/rsf)	$116,333.35

*	The monthly Base Rent payment amount is based on total rentable square footage within the Premises as set forth in this Schedule. However, pursuant to the provisions of Appendix F to the Lease, rentable square footage within the Premises may be increased under the Lease, in which event the monthly Base Rent payment will increase proportionately. The “Annual Base Rent” per square foot set forth above will not vary.

13.	Initial estimated Operating Cost Share Rent: $9.62 per rentable square foot per year ($880,624.42 per year/$73,385.37 per month).

1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2. RENT.

A. Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Realty, L.P., Austin

t/a Riata Corporate Center

P.O. Box 642895

Pittsburgh, PA 15264-2895

or by wire transfer as follows:

PNC Bank

ABA Number: 043000096

Account Number: 1004339591

or in such other manner as Landlord may notify Tenant:

(1) Base Rent in monthly installments in advance, the first monthly installment payable on December 1, 2005, and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2) Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs including both Controllable Operating Cost Share Rent and Non-Controllable Operation Cost Share Rent for the applicable Fiscal Year of the Lease, paid monthly in advance in an estimated amount. The first monthly installment of Operating Cost Share Rent shall be payable on the Commencement Date, and thereafter on or before the first day of each month of the Term. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent and Operating Cost Share Rent, but including any interest for late payment of any item of Rent.

(4) Rent as used in this Lease means Base Rent, Operating Cost Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind except as expressly provided herein.

B.	Payment of Operating Cost Share Rent.

(1) Payment of Estimated Operating Cost Share Rent. Landlord shall estimate the Operating Costs of the Project (including Taxes, as defined below) by April 1 of each Fiscal Year, or as soon as reasonably possible thereafter but not later than May 31 of such Fiscal Year. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, but no more than once per Fiscal Year. If Landlord fails to deliver its original estimate by May 31 of the Fiscal Year, Tenant may notify Landlord thereof in writing and, if Landlord has still not provided such estimate within thirty (30) days of such notice, Tenant shall not be required to pay any increase in Estimated Operating Cost Share Rent for such Fiscal Year from the previous Fiscal Year, provided that the foregoing shall have no effect on the application of Section 2B(2) below for such Fiscal Year.

Within ten (10) days after receiving the original or revised estimate (in writing) from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Operating Costs, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a written report for the previous Fiscal Year (the “Operating Cost Report”) by April 1 of each year, or as soon as reasonably possible thereafter but not later than May 31 of each Fiscal Year, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant (inclusive of any Equitable Adjustments, as defined below, thereto), and (c) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid, if any. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due or, if the excess is greater than $5,000.00, Landlord shall promptly refund such amount to Tenant. If Landlord fails to deliver the Operating Cost Report by May 31 of the Fiscal Year following the Fiscal Year to which such Operating Cost Report applies, Tenant may notify Landlord thereof in writing and, if Landlord has still not provided such Operating Cost Report within thirty (30) days of such notice, Tenant shall not be liable for any increase in Tenant’s Operating Cost Share Rent for the preceding Fiscal Year above Tenant’s Estimated Operating Cost Share Rent paid for such preceding Fiscal Year, provided that the foregoing shall have no effect on Tenant’s obligation for Operating Cost Share Rent for the then-current or any subsequent Fiscal Year.

(3) Books and Records and Audit Rights. Landlord shall maintain books and records reflecting the Operating Costs in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the ninety (90) days following the delivery of the Operating Cost Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project. Unless Tenant sends to Landlord any written exception to such report within said ninety (90) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on the report in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord may select and cause another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue, in consultation with Tenant’s auditor, a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs overstated the amounts thereof by more than three percent (3%), in which case Landlord shall pay the reasonable costs of such certifications and Tenant’s audit.

C.	Definitions.

(1) Included Operating Costs. “Operating Costs” means any expenses, costs and disbursements of any kind, paid or incurred by Landlord in connection with the management (including any management fee, which shall not exceed four and one-half percent (4 1/2%) of Rent (net of the management fee) for such year), maintenance, operation, insurance, repair, replacement and other related activities in connection with any part of the Building or the Project that are properly allocable to the Building and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include Taxes and the costs of any capital improvements which reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable after the execution of this Lease and from time to time thereafter (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at eight percent (8%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term. With respect to Included Capital Items which reduce Operating Costs, the amortized costs thereof included in Operating Costs shall not exceed the total amount of actual savings.

If the Building is not fully leased during any portion of any Fiscal Year, Landlord shall adjust (an “Equitable Adjustment”) actual Operating Costs to equal what would have been incurred by Landlord had the Building been fully leased. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as leasing of the Building increases. In addition to applying an Equitable Adjustment to Operating Costs actually incurred by Landlord during a Fiscal Year, Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord is not incurring due to such tenant providing such service. If Tenant elects to perform any such service itself, at its cost, Operating Costs shall not include the cost of such service.

(2)	Excluded Operating Costs. Operating Costs shall not include:

(a)	Costs of decorating, redecorating, special cleaning, or other services provided to specific tenants and not provided on a regular basis to tenants of the Project;

(b)	Wages, salaries, fees and fringe benefits paid to executive personnel, marketing personnel, or officers or partners of Landlord above the title of a property manager directly responsible for the Project;

(c)	Any charge for depreciation of the Building or equipment and any interest or other financing charge except for Included Capital Items, as described in Section 2C(1) above;

(d)	Any charge for Landlord’s income taxes, profit taxes, franchise taxes, or similar taxes on Landlord’s business unless enacted in lieu of included taxes or an increase thereof;

(e)	All costs relating to activities of the solicitation, inducements, free rent and execution of leases of space in the Project;

(f)	All costs for which Tenant or any other tenant in the Building is being charged directly other than pursuant to the operating expense clause in such tenant’s lease with Landlord;

(g)	The cost of capital expenditures incurred in correcting defects in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this item;

(h)	The cost of any repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building;

(i)	Any increase in insurance premiums to the extent that such increase is caused or attributable to the use, occupancy, or act of another tenant other than office or related uses;

(j)	The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by tenants of the Building pursuant to lease clauses similar to this paragraph;

(k)	The cost of any additions or capital improvements to the Building subsequent to the date of original construction other than amortization of Included Capital Items;

(l)	The cost of any repairs, alterations, additions, changes, replacements, and other items which under generally accepted accounting principles are properly classified as capital expenditures, but only to the extent they upgrade or improve the operation of the Building as opposed to replace existing items which have worn out, and other than amortization of Included Capital Items;

(m)	The cost of capital expenditures for any removal, treatment or abatement of asbestos or any other Hazardous Substance or gas in the Building;

(n)	Any operating expense representing an amount paid to a related corporation, entity, or person which is not competitive with the amount which would be paid in the absence of such relationship;

(o)	The cost of alterations of space in the Project for lease to other tenants;

(p)	Payments of principal, interest, loan fees, penalties and other costs relating to the mortgage or and loans of Landlord and ground rent or similar payments by Landlord to a ground lessor of the Project;

(q)	Costs incurred by Landlord, including compensation paid to employees, in the operation of revenue-generating enterprises or other concessions within the Project (except that costs associated with any amenities that are made available to tenants of the Project at no cost may be included in Operating Costs to the extent such costs exceed generated revenues);

(r)	Losses due to uncollected rent or fees and reserves for bad debts; and

(s)	Any penalties or costs incurred by Landlord due to the negligence of Landlord, or its agents, contractors or any third party.

(3) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, assessments by any property owners association or under any deed or other restrictive covenants and any tax levied directly on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all reasonable third-party fees and other actual out-of-pocket costs and expenses paid by Landlord in reviewing and/or protesting any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Any refund or other adjustment to any Taxes by the taxing authority shall be applied to Operating Expenses during the year in such refund or adjustment is made; provided, however, if the Term of this Lease has expired or otherwise terminated prior to Landlord’s receipt of any refund or adjustment that relates to any Fiscal Year (or portion thereof) occurring during the Lease Term, that portion of such refund or adjustment allocable to the Premises for such period shall be reimbursed to Tenant, provided that Tenant had previously paid to Landlord Tenant’s Proportionate Share of the Taxes so refunded or adjusted.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest charged by the taxing authority) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year.

Taxes shall not include any net income (except Rent Tax), profit, excise, capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes. Taxes shall also not include any late charges or penalties incurred due to Landlord’s late payment of Taxes, unless incurred as a result of Tenant’s late payment of Operating Cost Share Rent.

(4) Lease Year. “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5) Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.

(6) Lease Month. “Lease Month” means each of the twelve (12) calendar months occurring during a Lease Year, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Month shall be the period from the Commencement Date through the final day of the following calendar month.

(7) Tenant’s Proportionate Share. With regard to any Project building in which Tenant occupies space pursuant to this Lease, “Tenant’s Proportionate Share” means a fraction, the numerator of which is the total Rentable Square Footage of the Premises situated in such building, and the denominator of which is the total Rentable Square Footage of such building.

(8) Controllable Operating Costs. “Controllable Operating Costs” means all Operating Costs other than costs related to utilities, Taxes, insurance, weather, Tenant’s operations in the Building after Business Hours (defined below) and wear and tear on the Building due to such after-hours use (herein, collectively, “Non-Controllable Operating Costs”).

(9) Controllable Operating Cost Share Rent. “Controllable Operating Cost Share Rent” applicable to the first Fiscal Year shall be an amount equal to Tenant’s Proportionate Share of Controllable Operating Costs during the first Fiscal Year. Controllable Operating Cost Share Rent applicable to the second Fiscal Year shall be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during the second Fiscal Year, or (ii) the sum of Tenant’s Proportionate Share of Controllable Operating Costs for the first Fiscal Year, plus six percent (6%) (such sum is the “Cap Amount”). The Controllable Operating Cost Share Rent applicable to each Fiscal Year thereafter shall be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during the applicable Fiscal Year, or (ii) the sum of the Cap Amount for the immediately preceding Fiscal Year, plus six percent (6%). Assume, for example, Controllable Operating Cost Share Rent for the first Fiscal Year of $100.00. In the second Fiscal Year, Controllable Operating Cost Share Rent would be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs for the second Fiscal Year, or (ii) $106.00 ($100.00 plus 6%, which would be the Cap Amount). In the third Fiscal Year, Controllable Operating Cost Share Rent would be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs for the third Fiscal Year, or (ii) $112.36 ($106.00 plus 6%, which becomes the Cap Amount subject to a 6% increase for the following Fiscal Year).

(10) Non-Controllable Operating Cost Share Rent. “Non-Controllable Operating Cost Share Rent” for each Fiscal Year of this Lease shall be an amount equal to Tenant’s Proportionate Share of Non-Controllable Operating Costs.

D.	Computation of Base Rent and Rent Adjustments.

(1) Prorations. If this Lease begins on a day other than the first day of a month, Base Rent and Operating Cost Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent shall be prorated for the applicable Fiscal Year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of fourteen percent (14%) per annum or the highest rate allowed by law.

(3) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years. Operating Costs allocable to the Project as a whole (as opposed to a single building within the Project), including all maintenance, repair, replacement, insurance, Taxes and other Operating Costs associated with the parking and driveway areas, landscaping, project and directional signage and other common areas within the Project, shall be allocated among the completed buildings in the Project based upon the relative Rentable Square Feet within such buildings, and Operating Cost Share Rent shall include Tenant’s Proportionate Share of such Operating Costs allocated to the Building. If the Project has been reconfigured, only operating costs associated with the land in Appendix A shall be allocable to the Building’s Operating Costs hereunder.

(4) Miscellaneous. So long as Tenant is in default of any obligation under this Lease beyond any applicable cure period, Tenant shall not be entitled to any refund of any amount from Landlord, provided that Landlord shall promptly refund such amount to Tenant upon Tenant’s cure of such default. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent, without payment of interest.

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Except as expressly provided in this Lease and Appendix C hereto, Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises.

B. Tenant’s Possession. Except as provided above, Tenant’s possession of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition.

C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Commencement Date, loss or damage caused by the elements, ordinary wear and tear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

4. PROJECT SERVICES. Landlord shall furnish services as follows, at no additional cost to Tenant except as provided in this Lease:

A. Heating and Air Conditioning. Landlord shall provide heating and air conditioning services during the normal business hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and

8:00 a.m. to 1:00 p.m. on Saturday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (“Business Hours”). Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s reasonable judgment, for normal business operations, except to the extent Tenant installs equipment (above that already existing in the Premises) which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.

Upon Tenant’s occupancy in a multi-tenant building in the Project, Landlord shall furnish heating and air conditioning after Business Hours for such building if Tenant provides Landlord reasonable prior notice, and pays Landlord all then-current, reasonable charges for such additional heating or air conditioning, consistent with charges therefor levied against other tenants in the building in question. Where Tenant occupies 100% of a Building, Landlord shall furnish heating and air conditioning after Business Hours if Tenant provides Landlord reasonable prior notice, and pays to Landlord an amount equal to $2.00 for each hour of such additional heating and air conditioning per Building floor, as compensation to Landlord for additional wear and tear on the heating and air conditioning equipment for such Building.

B. Elevators. Except in the case of emergency, Landlord shall provide 24-hour passenger elevator service to Tenant in common with Landlord and all other tenants.

C. Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment, provided, in no event less than the capacity currently provided to Tenant. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs. With respect to any Project building wholly occupied by Tenant, Tenant shall have the right, at no expense to Landlord, to (i) contract directly with an electric service provider for service to the Building, provided Tenant leases all of the Building and such service will not result in the placement of any material additional electrical facilities in the Premises, and (ii) sub-meter one or more portions of the Premises. Landlord hereby consents to Tenant’s current electrical consumption in the Premises.

D. Water. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at the actual cost to Landlord. Tenant shall not permit water to be wasted.

E. Janitorial Service. Landlord shall furnish janitorial service as generally provided to other tenants in the Project. Notwithstanding the foregoing, upon sixty (60) days prior written notice to Landlord, Tenant may, at its option, contract directly for janitorial services for any portion of the Premises comprising an entire building (subject to Landlord’s reasonable approval of such contract, including the reputable character of the service provider and its satisfaction of Landlord’s bonding and insurance requirements and provided that such direct contract does not create any unrelated business taxable income to Landlord), at Tenant’s sole cost and expense, in which event the cost of janitorial services shall not be included as part of Operating Costs hereunder.

F. Parking. Landlord shall provide, at no cost to Tenant, parking areas for the Project, as designated by Landlord from time to time, for the nonexclusive use by Tenant and its employees and other invitees in common with Landlord and other tenants of Project and their respective employees and other invitees, which parking areas shall contain no fewer than four (4) parking spaces (including visitor parking spaces and any reserved parking spaces) for every one thousand 1,000 Rentable Square Feet contained within the Project. Tenant shall not use greater than one (1) parking space within the Project (including visitor and reserved parking spaces) for every two hundred fifty (250) Rentable Square Feet contained within the Premises. Landlord shall provide fifteen (15) parking spaces within such parking areas within close proximity to the Building, which shall be identified as reserved for Tenant’s visitor parking. Landlord shall also provide a grade level parking area adjacent to the Building which shall be designated for loading and deliveries. Subject to the foregoing, Tenant shall have no right to exclusive parking with respect to any parking spaces within the Project, and Tenant shall not tow cars or otherwise enforce its parking rights against third parties. Tenant shall use commercially reasonable efforts to not allow its employees or its invitees to park within any public streets adjacent to the Project. Landlord shall use commercially reasonable efforts to enforce Tenant’s parking rights against third parties, and, unless Landlord fails to perform its obligations under this Section 4F and such failure is not promptly cured after having received written notice thereof from Tenant, Landlord shall have no liability to Tenant due to Tenant’s inability to utilize parking spaces within the Project. Landlord shall have the right, but not the obligation, to impose reasonable rules and regulations as Landlord may deem necessary to regulate parking within the Project, including registration of license plate numbers for vehicles driven by Tenant’s employees, issuance and monitoring of parking tags or permits and/or designation of exclusive parking spaces. Surface visitor parking shall be available at no charge to Tenant or Tenant’s visitors. Landlord shall not be liable for any damage or loss to any automobile (or property therein) parked in, on or about such parking areas, or for any injury sustained by any person in, on or about such areas, except in the case such damage, loss or injury is caused by Landlord’s, Landlord’s employees’, agents’ or contractors’ negligence or willful misconduct.

G. Interruption of Services. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, in the event that (i) such interruption renders any portion of the Premises untenantable or otherwise materially and adversely affects Tenant’s operations of its business within the Premises for a period of three (3) consecutive business days and (ii) such interruption was caused by the acts or omissions of Landlord, its employees, agents or contractors, then Tenant shall be granted an equitable abatement or adjustment in Rent until such time as such services have been restored as necessary to permit Tenant to continue to operate its business in the Premises.

H. Security Service. Landlord shall provide security service for the Building consistent with that of comparable office buildings in the vicinity, with no warranty or liability respecting the effectiveness of the service.

5. ALTERATIONS AND REPAIRS.

A. Landlord’s Consent and Conditions. Tenant shall not make any structural or exterior improvements or alterations to the Premises or any alterations affecting the Building systems, nor any non-structural interior improvements or alterations not affecting the Building systems costing more than $10,000.00 (in either case, the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord will be deemed to be acting reasonably in withholding its consent for any Work to the exterior of the Premises or any Work which (a) impacts the base structural components or the systems of the Building or (b) impacts any other tenant’s premises.

Tenant shall reimburse Landlord for actual costs incurred for review of the plans and all other items submitted by Tenant not to exceed $500. Except for improvement allowances provided hereunder, Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for (i) Tenant’s trade fixtures, including, without limitation, Tenant’s reception area equipment and desk, hanging file systems, secretarial and work stations or systems, supplemental HVAC units, security system, and any other system or item, the removal of which will not materially impact the structural integrity of the Building or any of the Building’s mechanical, electrical or plumbing systems, and (ii) items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Sections 5D and 5E. Tenant shall designate those items which it considers to be its trade fixtures in any request for Landlord’s approval of alterations. Any alterations not designated as such in Tenant’s request shall be deemed not to be trade fixtures.

The following requirements shall apply to all Work:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits and certificates of insurance reasonably satisfactory to Landlord.

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid unreasonable interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5) Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed.

(6) Tenant shall permit Landlord to supervise all Work. Landlord may charge a supervisory fee not to exceed seven and one-half percent (7.5%) of labor, material, and all other out-of-pocket costs of the Work, if and only if Landlord’s employees or contractors perform the Work and the total cost of such Work exceeds $10,000.00.

(7) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens from all contractors and subcontractors, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects”.

B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall promptly repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so within ten (10) business days (or such longer period of time as is reasonably necessary so long as Tenant is diligently pursuing the completion of such repairs) after written demand by Landlord (or with no demand in the case of an emergency), Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the mis-use or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) business days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) business day period, provide Landlord adequate security for the lien or claim by bonding in accordance with the Texas Property Code, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D. Ownership of Improvements. Except as otherwise provided herein, all Work as defined in this Section 5, including all permanently affixed partitions, hardware, equipment, machinery and other improvements and fixtures (except trade fixtures), constructed or installed in or on the Premises by either Landlord or Tenant (i) shall become Landlord’s property upon construction or installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall, at Landlord’s option, either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession or (b) be removed from the Premises, at Tenant’s sole cost and expense and in accordance with Section 5E below, unless Landlord, at the time it gives its consent to such construction or installation, expressly requires such removal.

E. Removal at Termination. Upon the termination of this Lease or of Tenant’s right of possession, Tenant shall remove from the Building (i) its trade fixtures, furniture, moveable equipment, building signage (if any) and other personal property (including Tenant’s security system), (ii) any improvements which are required to be removed by Tenant pursuant to Section 5D, and (iii) any improvements made by Tenant to any portion of the Building or the Project other than the Premises. Furthermore, upon the termination of this Lease or of Tenant’s right of possession, Tenant shall, at its option, either (a) remove any and all computer, telephone, server and fiber cabling installed by or on behalf of Tenant in the Premises or the Building or (b) leave all such cabling installed in place, provided that such cabling shall be in proper working condition, terminated at both ends at a connector or other similar equipment, and appropriately labeled or tagged in accordance with applicable electrical codes. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may remove, dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects hereunder to treat such property as having been abandoned by Tenant, Tenant shall pay to Landlord, upon demand, any expenses incurred by Landlord for the removal, repair or disposition of such property.

6. USE OF PREMISES. Subject to Section 7 below, Tenant shall use the Premises only for general office and research and development purposes and, to the extent related thereto, sales, on-site training, telemarketing and support and general customer service. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Premises. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises other than as permitted under Section 27 below. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building (including the common areas in or about the Building) or the Premises under such laws.

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord and furnished in writing to Tenant. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply and enforce the rules and regulations uniformly with respect to Tenant and tenants in the Project. Landlord shall not enact any future rules or amendments thereto which would have an unreasonably adverse effect on any Project tenant, including Tenant. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord’s “Policies, Rules and Regulations for Construction Projects”.

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. Waiver of Claims. To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord, to the extent typically covered under policies of “All Risks” Property Insurance.

To the extent permitted by law, Landlord waives any claims it may have against Tenant or its officers, directors, employees or agents for loss of rents (without waiving Tenant’s obligation to pay Rent) or damage to property sustained by Landlord as the result of any act or omission of Tenant, to the extent typically covered under policies of “All Risks” Property Insurance.

B. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use or occupancy of the Premises or from any other act or omission or negligence of Tenant or any of Tenant’s employees or agents. Tenant’s obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from any act or omission or negligence of Landlord or any of Landlord’s employees or agents. Landlord’s obligations under this section shall survive the termination of this Lease.

Both parties agree to immediately notify the other of any claim for which indemnity is provided hereunder.

C. Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(2) Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord and its employees and agents.

(3) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its employees and agents.

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have an A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its employees and agents.

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

D. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) business days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

E. Landlord’s Insurance. Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering Landlord’s contractual liability and indemnification under this Lease and the common areas of the Building and the Project, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

9. FIRE AND OTHER CASUALTY.

A. Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed, using standard working methods, to restore the Building and the Premises to tenantability, acceptable in Tenant’s reasonable discretion, as measured by Tenant’s ability to continue its operations and maintain parking for and access to the Premises in the same manner as before the casualty. If the time needed exceeds nine (9) months from the date of the casualty, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building that does not affect the Premises, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements within the time period certified to by Landlord’s architect. Tenant shall replace its damaged improvements, personal property and fixtures to the extent of its insurance coverage therefor, as required hereunder. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable.

10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, Tenant is unable to access the Premises or Tenant no longer has adequate parking for its Premises, then either party may terminate this Lease effective as of the date of the taking by written notice to the other. If any substantial portion of the Project is taken without affecting the Premises to the degree that the continued operation thereof is rendered uneconomical, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises or parking taken. The entire award for a taking of any kind shall be paid to Landlord. Tenant may pursue a separate award for its personal property, trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

11. RIGHTS RESERVED TO LANDLORD. Except as set forth below, Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name or street address of the Project or the Building or the suite number(s) of the Premises, upon not less than twenty (20) days notice to Tenant. In the event of any such change, Landlord shall reimburse Tenant for the reasonable and anticipated costs associated with reprinting business cards, letterhead or other printed items containing information to be changed.

B. Signs. To install and maintain any signs within the Project and on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building. Notwithstanding the foregoing, Landlord agrees that Tenant shall have the right to maintain or modify, at Tenant’s expense (but which may be reimbursed out of Landlord’s Contribution under Appendix C), its signage on the exterior of the Building, subject to (i) Landlord’s signage and architectural guidelines applicable to the Project, as previously provided to Tenant, and (ii) Landlord’s reasonable approval as to the size, location and design thereof pursuant to the Tenant Improvement Agreement. Tenant shall be solely responsible for and shall obtain all sign permits and other governmental approvals required for its signage.

C. Window Treatments. To approve, at its reasonable discretion but without delay, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

D. Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises subject to Tenant’s reasonable security needs. Tenant shall not alter or add any lock or bolt without first informing Landlord and providing Landlord with keys or other reasonable means of access.

E. Access. Subject to Tenant’s reasonable security needs, upon not less than twenty-four (24) hours prior notice to Tenant (except in the case of an emergency), to have access to inspect the Premises during normal business hours of Tenant, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease, without any unreasonable interference with Tenant’s operations.

F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

H. Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant, does not materially interfere with Tenant’s use of the Premises, and, in the case of a prospective tenant, any such visit occurs only during the last twelve (12) months of the Term.

I. Relocation of Tenant. To relocate the Tenant, upon thirty days’ prior written notice, from any separately demised portion of the Premises comprising 5,000 Rentable Square Feet or less (the “Old Premises”) to another area in the Project (the “new premises”), provided that:

(1) the size of the new premises is at least equal to the size of the Old Premises and (i) in the event of a partial relocation, contiguous space within the Old Premises on any single floor must remain intact; and (ii) if the Rentable Square Feet within the new premises is greater than the Old Premises, Base Rent and Tenant’s Proportionate Share shall be increased proportionately, not to exceed a five percent (5%) increase;

(2) Landlord pays the cost of moving the Tenant and improving the new premises to the standard of the Old Premises. Tenant shall cooperate with Landlord in all reasonable ways to facilitate the move, including supervising the movement of files or fragile equipment, designating new locations for furniture, equipment and new telephone and electrical outlets, and determining the color of paint in the new premises.

J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

K. Repairs and Alterations. To make repairs or alterations to the Project or the Building and in doing so transport any required material through the Premises, to temporarily close entrances, doors, corridors, elevators and other facilities in the Project or the Building, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Project or the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after the normal business hours of Tenant if such work would unreasonably interfere with Tenant’s right to quiet enjoyment of the Premises. Landlord may do or permit any work on any nearby building, land, street, alley or way. Notwithstanding the foregoing, Landlord shall use all reasonable efforts to ensure that such repairs and alterations (i) do not result in any diminution in the quality and character of the services provided by Landlord under the Lease or the physical condition of the Premises or Project, Tenant having relied upon such quality and character as a material inducement to enter into the Lease, and (ii) are performed in such a manner so as to prevent any unreasonable interference with Tenant’s use of the Premises or Project and minimize any unreasonable inconvenience to Tenant and its customers and invitees.

L. Landlord’s Agents. If Tenant is in default under this Lease beyond any applicable cure period, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Project or the Building and which does not unreasonably disturb, interfere with or inconvenience Tenant.

12. TENANT’S DEFAULT. Any of the following shall constitute a default by Tenant:

A. Rent Default. Tenant fails to pay any Rent when due, and such failure continues for ten (10) days after written notice thereof to Tenant; provided, however, that Landlord shall have no obligation to provide Tenant any such written notice more than twice in any twelve (12) month period (it being understood and agreed that the Tenant’s failure to pay Rent when due during any 12-month period in which two (2) written notices have previously been provided hereunder shall constitute a default hereunder without any written notice thereof from Landlord);

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 (Assignment and Sublease) or Section 27 (Hazardous Substances);

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, in the case of only the first three (3) such failures during any Fiscal Year of the Term of this Lease, this failure continues for ten (10) business days after written notice from Landlord, except that if Tenant begins to cure its failure within the ten (10) business day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) business day period shall be extended to thirty (30) days, or such period as is reasonably necessary to complete the cure;

D. Credit Default. One of the following credit defaults occurs:

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven (7) business days after entry;

(2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest, unless Tenant immediately bonds around such action.

13. LANDLORD REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B. Lease Termination Damages. If Landlord terminates the Lease pursuant to this Section 13, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the fair market rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reasonable and customary reletting expenses and market concessions, both discounted to present value at the rate of eight percent (8%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court and Landlord used reasonable efforts to obtain a fair rental value in such reletting, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reasonable reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease in accordance with this Section 13 and Landlord takes possession of the Premises itself, Landlord will use commercially reasonable efforts to relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Project. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including repairs, unamortized costs of any alterations or improvements to the Premises made and/or paid by Landlord, advertising, unamortized brokerage commissions incurred by Landlord with respect to this Lease, legal fees and expenses, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Remedies Cumulative.

(1) Landlord’s Remedies. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any uncured default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate under Section 2D(2) above until paid.

(2) Tenant’s Remedies. All of Tenant’s remedies under this Lease shall be in addition to all other remedies Tenant may have at law or in equity. Waiver by Tenant of any breach of any obligation by Landlord shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Tenant’s acceptance of payment by Landlord shall not constitute a waiver of any breach by Landlord. Acceptance of payment by Tenant after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment.

E. Waiver of Trial by Jury. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN TRAVIS COUNTY, TEXAS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F. Litigation Costs. The non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and other costs in enforcing this Lease, whether or not suit is filed.

14. SURRENDER. Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and tear and casualty damage excepted. If Landlord requires Tenant to remove any alterations in accordance with the provisions of this Lease, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent and Operating Cost Share Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. If Tenant fails to surrender the Premises and Landlord has given Tenant at least thirty (30) days’ prior written notice of Landlord’s anticipated damages, Tenant shall also pay Landlord all of Landlord’s actual direct and consequential damages (but not punitive damages) resulting from Tenant’s holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession upon demand, or any other of Landlord’s remedies.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. Subject to the provisions hereof, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Building or any other portion of the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall, within fifteen (15) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination, provided that such document contains the agreement of such ground lessor or mortgagee not to disturb Tenant’s quiet possession of the Premises so long as Tenant is not in default under this Lease. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. As a condition to Tenant’s obligations under this Lease, Landlord shall cause each mortgagee or ground lessor which currently holds a lien or ground lease that encumbers the Building or the land on which the Building is located to deliver to Tenant a non-disturbance agreement, which agreement shall be in substantially the form attached hereto as Appendix H.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Building, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Building. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within fifteen (15) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn, provided such document includes Tenant’s non-disturbance rights described above.

C. Security Deposit. Any ground lessor, mortgagee or purchaser of the Premises shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor, mortgagee or purchaser. Nothing hereunder shall relieve Landlord of its obligation to return the security deposit to Tenant or to transfer it to the purchaser of the Premises, as the case may be.

D. Notice and Right to Cure. The Building is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, any such ground lessor or mortgagee shall have the right to cure such default in the time periods provided to Landlord under this Lease..

E. Definitions. As used in this Section 16, “mortgage” shall include “deed of trust” and “mortgagee” shall include “beneficiary” under such deed of trust, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. In General. Tenant shall not, without the prior consent, which consent shall be subject to Section 17B below, of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Unless otherwise expressly consented to in writing by Landlord, Tenant shall remain primarily liable for, and shall in no event be released from, all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting but such fees shall not exceed $1,500. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent (which, if requested, has not been reasonably withheld, delayed or conditioned) shall be void. Unless otherwise consented to by Landlord, if Tenant shall assign this Lease or sublet at least one-third (1/3) of the then-current Rentable Square Footage of the Premises (excluding any assignment or sublease under Section 17E below), any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B. Landlord’s Consent. Landlord will not unreasonably withhold, condition or delay its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease beyond any applicable cure period, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has actually pursued and is actively negotiating with as a prospective tenant in the Project, (iii) the nature of business and character of the proposed assignee or subtenant, as compared to typical tenants of a comparable size in office projects in the Austin suburban market, are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s reasonable standards for the Project or the Building or are in violation of the terms of this Lease or any exclusivity provisions in other leases in the Project, (v) the proposed assignee or subtenant is a government entity (other than a research consortium funded by a government entity), or (vi) any proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C. Procedure. Tenant shall give Landlord not less than thirty (30) days’ prior written notice of Tenant’s intent to sublease any of the Premises or to assign the Lease. At such time as Tenant has identified a proposed assignee or subtenant with respect to whom Tenant desires to obtain Landlord’s consent, Tenant shall request in writing Landlord’s consent to such assignment or sublease, which request shall be accompanied by (i) the name and address of the proposed assignee or subtenant, (ii) its corporate affiliates in the case of a corporation and its partners in a case of a partnership, (iii) a final draft or execution copy of the proposed assignment or sublease, and (iv) sufficient information to permit Landlord to determine the business and character of the proposed assignee or subtenant. Within ten (10) days after Landlord’s receipt of Tenant’s written request and all of the information required to be provided by Tenant hereunder, Landlord shall provide written notice to Tenant either approving or disapproving such proposed transaction. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form reasonably satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least ten (10) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D. Recapture. Landlord may, by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s request for the approval of the assignment of the Lease, or within ten (10) days after receipt of Tenant’s request for the approval of the sublease at least one-third (1/3) of the then-current total Rentable Square Footage of the Premises, terminate this Lease with respect to (i) the Premises, in the case of an assignment, or (ii) the space described in Tenant’s notice, in the case of a sublease, as of the effective date of the proposed assignment or sublease, whereupon all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

E. Permitted Assignments. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without the necessity of Landlord’s consent if Tenant notifies Landlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Landlord in order to determine the net worth both of the successor entity and of Tenant immediately prior to such assignment, and showing the net worth of the successor to be at least equal to the net worth of Tenant as of the Commencement Date of this Lease, to assign this Lease, or sublet all or part of the Premises, to (i) any person or entity that controls, is controlled by, or is under common control with Tenant, or (ii) any person or entity that acquires all or substantially all of Tenant’s assets or stock, (iii) any entity into which Tenant is merged, consolidated or reorganized under non-bankruptcy situation or (iv) any entity of which Tenant owns at least twenty-five percent (25%) of the outstanding capital stock thereof or other equity ownership interests therein (a “Permitted Transferee”), but no such assignment or subletting shall relieve Tenant from any of its obligations hereunder. Any Permitted Transferee that purchases the assets of Tenant shall assume in writing all of Tenant’s obligations under this Lease.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Building or this Lease and such transferee expressly assumes all of Landlord’s obligations hereunder after the date of such transfer, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE. Tenant shall, within ten (10) days of receiving a request from Landlord (but not more often that three times per Fiscal Year), execute, acknowledge in recordable form, and deliver to Landlord or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of Tenant, Landlord has committed no uncured defaults and Tenant has no offsets or claims. Tenant may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent estimate, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such certificate and statement within the time required shall be conclusive evidence against Tenant that this Lease, with any amendments identified by Landlord, is in full force and effect, that there are no uncured defaults by Landlord, that not more than one month’s Rent has been paid in advance, that Tenant has not paid any security deposit, and that Tenant has no claims or offsets against Landlord. Within ten (10) days after receiving a request from Tenant, Landlord shall execute, acknowledge and deliver to Tenant an estoppel in substantially the form described above.

20. SECURITY DEPOSIT. Landlord and Tenant acknowledge that Tenant has previously provided to Landlord, and Landlord currently holds, an unconditional letter of credit (Irrevocable Standby Letter of Credit No. SVB02IS4357) dated June 12, 2002, in the amount of $175,000.00, as security in connection with the prior lease between Landlord and Tenant described in Section 24 below. In connection with the execution of this Lease, Tenant has caused such letter of credit to be amended by that certain Advice of Amendment Number 1 dated September 22, 2004 (as so amended, the “Existing LOC”). The Existing LOC provides for automatic renewals effective as of October 31 of each calendar year, with a final expiration date of October 31, 2011. Landlord and Tenant agree that Landlord shall continue to hold the Existing LOC as security (the “Security Deposit”) for Tenant’s performance of its obligations under this Lease. Notwithstanding the foregoing, if the issuer of the Existing LOC provides written notice of its election to not extend the then current expiration date of the Existing LOC, Tenant shall, not less than thirty (30) days prior to the then scheduled expiration of the Existing LOC, provide to Landlord either a cashier’s check made payable to Landlord or a replacement letter of credit in the amount of the original Security Deposit (it being at Tenant’s sole option whether to provide a cashier’s check or a replacement letter of credit). Tenant’s failure to provide either within such 30-day period shall constitute a default under this Lease. Any letter of credit provided to Landlord in replacement of the Existing LOC shall be substantially in the form of the Existing LOC or shall otherwise conform to the following requirements: (i) be in the form attached hereto as Appendix G, (ii) name Landlord and its successors and assigns as beneficiary, (iii) expressly allow Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) be drawable on an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) be redeemable in the state of Texas, and (vi) have a renewal provision or an expiring date not earlier than the Termination Date of this Lease. If Tenant defaults under this Lease, Landlord may use any part of the Security Deposit to make any defaulted payment, to pay for Landlord’s cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the Security Deposit is used, Tenant shall within five (5) business days after demand from Landlord restore the Security Deposit to its full amount, either in the form of cash or by an additional letter of credit complying with the terms set forth above. If in the form of a cash deposit, Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

21. FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (“Force Majeure”).

22. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.	Landlord. To Landlord as follows:

Carr Texas OP, LP

300 West 6th Street, Suite 1350

Austin, Texas 78701

Attn: Managing Director

with a copy to:

CarrAmerica Realty Corporation

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.	Tenant. To Tenant as follows:

Pervasive Software, Inc.

Riata Corporate Park 8

12365-B Riata Trace Parkway

Austin, Texas 78727

Attn: General Counsel

with a copy to:

Pervasive Software, Inc.

Riata Corporate Park 8

12365-B Riata Trace Parkway

Austin, Texas 78727

Attn: Chief Financial Officer

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

23. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises without hindrance in any manner from Landlord or any mortgagee, ground lessor or any party claiming through the Landlord.

24. REAL ESTATE BROKER. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for those brokers listed in the Schedule. Notwithstanding the foregoing, Tenant expressly discloses to Landlord that Tenant, as well as Landlord’s predecessor in interest, previously dealt with those brokers listed in the previous Lease dated April 2, 1998, between Tenant and Landlord’s predecessor in interest, with respect to such prior lease (“Tenant’s Former Brokers”). Landlord shall be responsible for the payment of a leasing commission to the brokers listed on Items 6 and 7 of the Schedule in accordance with the terms of a separate written agreement with such brokers, and, if any such commission is determined to be payable to Tenant’s Former Brokers in connection with this Lease, then to Tenant’s Former Brokers in accordance with the terms of any separate written agreement with such brokers. Each party shall indemnify and defend the other party against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

25. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount owed under the terms of this Lease for which Landlord renders a statement of account within ten days of Tenant’s receipt of Landlord’s statement.

C. Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”. The term “Landlord” means only the owner of the Building and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.

I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J. Landlord’s Default; Landlord’s Right to Cure Tenant’s Default. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Notwithstanding the foregoing, if Landlord’s breach has a material adverse effect on Tenant’s business operations within the Premises and Landlord has not cured such breach within thirty (30) days of Tenant’s written notice to Landlord thereof, then Tenant shall have the right to notify Landlord in writing a second time as to such breach. If Landlord has not cured such breach within ten (10) days of such second notice, then Tenant shall have the right to cure such breach on its own and may deduct the reasonable cost thereof (plus interest at the rate specified in Section 2.D(2) above until repaid) from up to thirty percent (30%) of Tenant’s next (and, if necessary, subsequent) payments of Base Rent, provided that the repair work performed in order to effect such cure must occur within a portion of the Premises located in a Project building in which Tenant does not share occupancy with any other tenant. Landlord may cure any Tenant default not timely cured by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M. Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N. Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O. Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with the Building or the Project. Landlord reserves to itself, all land within the Project, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within ten (10) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y. Tenant’s Financial Statements. Within ten (10) business days after Landlord’s written request therefor (but not more frequently than once per calendar quarter), Tenant shall deliver to Landlord the current audited annual and unaudited quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each annual statement with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied.

Z. Usury Savings. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of Rent then due hereunder, and if such amount which would be excessive interest exceeds such Rent due, then such additional amount shall be refunded to Tenant.

AA. Waiver of Warranties. TENANT HEREBY WAIVES THE BENEFIT OF ALL IMPLIED WARRANTIES WITH RESPECT TO THE PREMISES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR ANY COMMERCIAL OR OTHER PARTICULAR PURPOSE.

26. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

27. HAZARDOUS SUBSTANCES. Except as provided below, Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises due to the actions or inactions of Tenant, Tenant shall pay all reasonable costs for such testing. Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from the contamination of the Project with Hazardous Substances as a result of or arising out of the use or occupancy of the Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease. Tenant may use and store in the Premises janitorial supplies and other items as are necessary in the normal operation of Tenant’s business in the Premises (“Necessary Hazardous Substances”), provided Tenant (i) uses and stores all Necessary Hazardous Substances in accordance with all applicable Governmental Requirements; (ii) indemnifies and holds Landlord harmless from any claims, costs or damages arising from the presence of any Necessary Hazardous Substances in the Building; and (iii) pays any increased insurance premiums arising from the presence of any Necessary Hazardous Substances in the Building. Landlord shall use its reasonable best efforts to prohibit other tenants and visitors in the Project from causing or permitting contamination of the Project with Hazardous Substances as aforesaid, provided Landlord shall not be liable to Tenant or any other party in the event such contamination occurs.

28. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Building, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

29. LANDLORD’S LIEN. [Very Intentionally Deleted]

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the dates set forth below, but to be effective as of the date first set forth above.

LANDLORD:

CARR TEXAS OP, LP, a Delaware limited partnership

By:	Carr Texas OP GP, LLC, a Delaware limited liability company, its general partner

By:	Carr Office Park, LLC, a Delaware limited liability company, its sole member

By:	CarrAmerica Realty Operating Partnership, LP, a Delaware limited partnership, its managing member

By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner

By:	/s/ Jerry S. Pack
Name:	J.S. Pack
Title:	VP

Address:	300 West 6th Street, Suite 1350
Austin, Texas 78701
Attention: Managing Director

Date signed:	9-24-04

TENANT:

PERVASIVE SOFTWARE, INC., a Delaware corporation

By:	/s/ John Farr
Name:	John Farr
Title:	CFO

Address:

Date signed:	9/24/04

APPENDIX A

LEGAL DESCRIPTION OF LAND

Lot 5, Block A, Riata Corporate Park Sec II, according to the map or plat thereof in the Official Public Records of Travis County Texas.

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APPENDIX A-1

PROJECT SITE PLAN

A-1-1

APPENDIX B

RULES AND REGULATIONS

1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Building.

2. The Building directory shall be available to Tenant solely to display names of Tenant’s departments and department heads and their location in the Building, which display shall be as directed by Landlord.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Building. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Building, provided that such parties may go upon the roof of the Building, subject to Landlord’s prior reasonable approval and requirements, in order to install any equipment otherwise permitted under the Lease.

4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

6. Except for that existing at the Premises on the execution date of this Lease, Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus (other than a household-type refrigerator), or carry on any mechanical business without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed; use the Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Premises (warming of coffee and individual meals with employees and guests excepted). Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

7. Other than as permitted under the Lease, Tenant shall not bring upon, use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied or approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

8. Landlord shall have sole power to direct electricians as to where and how wires are to be introduced, provided that Tenant may direct the location of telephone wires after notifying Landlord in writing as to the location of such wires. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

9. Subject to Tenant’s reasonable security needs (but provided Landlord has a means of access to all portions of the Premises at all times), no additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.

In the event of the loss of keys so furnished, Tenant shall pay Landlord the actual costs therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the initial sets of keys originally furnished by Landlord for each lock.

10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

11. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in any elevator, except between such hours and in such elevator as shall be designated by Landlord, and with such padding or other precautions as may be reasonably required by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building any item normally taken in or out through any trucking concourse or service doors.

12. Tenant shall use reasonable efforts to cause all doors to the Premises to be closed and securely locked and shall turn off all utilities, lights and machines before leaving the Building at the end of the day.

13. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Building as the address of its business.

14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Building’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed in any multi-tenant building it occupies in the Project.

15. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s, Landlord’s agents’ or contractors’ negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

18. No bicycle or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building, except that blind persons may be accompanied by “seeing eye” dogs. Notwithstanding the foregoing, Tenant may, at its expense, install bicycle racks in Tenant’s shipping and receiving room for use by Tenant’s employees. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the Building or the Project.

19. Tenant acknowledges that Building or Project security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Building or the Project.

Accordingly:

(a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Building or the Project identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Tenant agrees that it and its employees will cooperate fully with Building and Project employees in the implementation of any and all security procedures.

(c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures except as may be provided in the Lease and shall have no liability for such security procedures or the lack thereof.

20. Tenant shall not or permit the manufacture or sale of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

21. Tenant shall not disturb the quiet enjoyment of any other tenant.

22. Except as permitted under this Lease, Tenant shall not provide any janitorial services or cleaning without Landlord’s written consent and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

23. Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same, subject to the terms of this Lease.

24. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord (which, with respect to items located inside the windows of the Premises, shall not be unreasonably withheld, delayed or conditioned), and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

25. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose, except in the ordinary course of Tenant’s business.

26. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord which shall not be unreasonably withheld, conditioned or delayed. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed. Notwithstanding the foregoing, Tenant’s employees may operate ordinary household-type radios within offices in the Premises, and Tenant may operate ordinary household-type televisions in conference rooms in the Premises.

27. Tenant shall promptly remove all rubbish and waste from the Premises.

28. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

29. Tenant shall list all furniture, equipment and similar articles Tenant desires to remove from any multi-tenant building within the Project it occupies and deliver a copy of such list to Landlord and procure a removal permit from the Office of the Building authorizing Building employees to permit such articles to be removed.

30. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

31. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord, except as reasonably necessary in the ordinary course of business or as commonly done in decorating or equipping office space (such as message and white boards), subject to Section 5A of the Lease.

32. Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment. Landlord shall enforce these Rules on a nondiscriminatory basis.

33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

APPENDIX C

TENANT IMPROVEMENT AGREEMENT

Tenant agrees to accept the Premises in current “as is” condition, and Landlord shall have no obligation to make any improvements or alterations thereto. TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS APPENDIX C, THE PREMISES ARE BEING LEASED TO TENANT ON AN “AS IS” BASIS, AND LANDLORD MAKES NO WARRANTY, GUARANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE, TO THE FULLEST EXTENT PERMITTED BY LAW, EXPRESSLY DISCLAIMED.

Provided that Tenant is not in default under this Lease, Landlord shall pay to Tenant an improvement allowance of up to $274,623.00 ($3.00 per Rentable Square Foot) for any improvements performed by Tenant in the Premises between the Commencement Date and November 1, 2005. Tenant’s performance of any such improvements shall be subject to the terms and provisions of Section 5 of the Lease. Such improvement allowance shall be paid by Landlord to Tenant provided that Tenant provides to Landlord, within six (6) months after November 1, 2005, an invoice for such payment, along with a detailed schedule of the cost of Tenant’s improvements certified by an officer of Tenant and lien waivers from all contractors and subcontractors providing labor or materials for Tenant’s improvements. Tenant may submit invoices for partial payment for work done as it progresses to Landlord on one or more occasions during such time (but not more often than once per month), and Landlord agrees to make payment for such invoice within thirty (30) days after its receipt of the invoice and the items detailed above.

Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

C-1

APPENDIX D

MORTGAGES CURRENTLY AFFECTING THE PROJECT

Northwestern Mutual Life Insurance Co.

D-1

APPENDIX E

INTENTIONALLY DELETED

E-1

APPENDIX F

SPECIAL PROVISIONS

A. EXPANSION OPTION

1. Expansion Option. Provided Tenant (i) is not in default under this Lease beyond applicable notice and cure period, (ii) occupies at least 80,000 Rentable Square Feet in the Building, and (iii) has not sublet more than 18% of the Premises, Tenant shall have a one-time option (the “Expansion Option”) of expanding the Premises to include either: (a) approximately 30,000 rentable square feet on the 3rd floor of Building 5; (b) approximately 30,000 rentable square feet of space situated on the 2nd and 3rd floors of Building 5; or (c) a full floor of space in Building 6, Building 7, or Building 9 (the “Expansion Space”), which space shall be selected by Landlord, in its sole discretion, pursuant to the provisions below. Tenant may exercise this option by delivering written notice thereof to Landlord on or before January 31, 2006, and within ninety (90) days after Tenant’s notice as aforesaid, Landlord shall notify Tenant of the location and size of the Expansion Space. If Tenant shall fail to provide written notice of its election to exercise the Expansion Option by January 31, 2006, such option shall be rendered null and void and of no further force or effect. Except as expressly modified herein, all other terms of the Lease shall apply to the Expansion Space to the same extent as if such space were originally included in the definition of the Premises.

2. Base Rent for Expansion Space. The Base Rent for the Expansion Space, the payment of which shall commence as of the Expansion Space Commencement Date (defined below), shall be as follows:

Period	Annual Base Rent
02/01/07 – 01/31/09	$11.25/rsf
02/01/09 – 10/31/11	$13.50/rsf

3. Expansion Space Improvements. If Tenant timely exercises the Expansion Option, Landlord shall cause to be constructed, in a good workmanlike manner, the improvements (the “Expansion Space Improvements”) in the Expansion Space in accordance with plans and specifications approved by Tenant and Landlord (the “Plans”), which approvals shall not be unreasonably withheld, conditioned or delayed. The Expansion Space Improvements shall be performed at the Tenant’s cost, subject to the Landlord’s Contribution (hereinafter defined).

Landlord shall cause the Plans to be prepared, at Tenant’s cost, by a registered professional architect, and mechanical and electrical engineer(s). Within thirty (30) days after Tenant’s providing to Landlord the preliminary space plans for the Expansion Space and such other information reasonably required by Landlord to commence preparation of the Plans, Landlord shall furnish the initial draft of the Plans to Tenant for Tenant’s review and approval. Tenant shall, within ten (10) days after receipt, either provide comments to such Plans or approve the same. Tenant shall be deemed to have approved such Plans if it does not provide comments on such Plans within such 10-day period. If Tenant timely provides Landlord with comments to the initial draft of the Plans, Landlord shall provide revised Plans to Tenant incorporating Tenant’s comments within one (1) week after receipt of Tenant’s comments.

Tenant shall, within five (5) business days after receipt, then either provide comments to such revised Plans or approve such Plans. Tenant shall be deemed to have approved such revised Plans if Tenant does not provide comments on such Plans within such 5-day period. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Tenant and Landlord. Landlord hereby agrees that the Plans for the Expansion Space Improvements shall comply with all applicable Governmental Requirements. Tenant acknowledges that any non-building standard improvement required by Tenant as part of the Expansion Space Improvements shall be subject to Tenant’s removal and restoration, at the option of Landlord, at the expiration or earlier termination of the Term of this Lease.

Once the Plans have been finally approved, Landlord will promptly prepare all necessary construction drawings for the construction of the Expansion Space Improvements. Upon the completion of such construction drawings, Landlord shall submit the same to Tenant for its approval. Tenant shall, within five (5) days after receipt, then either provide comments to such drawings or approve the same. Tenant shall be deemed to have approved such drawings if Tenant does not provide comments thereto within such 5-day period. If Tenant timely provides any comments to such drawings, Landlord shall revise such drawings and resubmit the same to Tenant for its review and approval. Until such time as Landlord and Tenant mutually approve such construction drawings, the process described above shall be repeated as reasonably necessary, and both Landlord and Tenant agree to act in good faith in order to derive mutually acceptable construction drawings for the construction of the Expansion Space Improvements. After the mutual approval of the construction drawings, Landlord shall submit the drawings for construction bid to three (3) contractors mutually selected by Landlord and Tenant, and Landlord and Tenant shall thereafter mutually select the contractor (the “Contractor”) to construct the Expansion Space Improvements, which selection shall be based on both (i) the amount of the bid received from such Contractor and (ii) such Contractor’s satisfaction of criteria reasonably required by Landlord and Tenant (e.g., insurance coverage, providing of performance bonds, performance history and ability to timely complete). If the Contractor’s bid exceeds Landlord’s Contribution, Tenant shall either (i) agree to pay to Landlord all costs of construction exceeding Landlord’s Contribution or (ii) modify the Plans (subject to Landlord’s reasonable approval) so that the construction costs shall not exceed Landlord’s Contribution. Landlord reserves the right to require the Contractor to use certain preferred subcontractors selected by Landlord. In the event Tenant and Landlord cannot agree upon a Contractor, Tenant and Landlord agree to repeat the selection process set forth above until such Contractor is chosen.

Once the Plans and all construction drawings relative thereto have been finalized and approved by Tenant and Landlord, Landlord shall promptly submit the same to the appropriate governmental authorities for the issuance of all necessary building permits. Subject to Tenant’s execution of the lease amendment contemplated under Subsection A.5 below and Landlord’s receipt of any additional security deposit determined pursuant to Subsection A.4 below, Landlord shall use commercially reasonable efforts to cause the Expansion Space Improvements to be substantially completed, except for minor mechanical adjustments or minor details of construction which do not interfere or unreasonably inconvenience Tenant’s use of the Premises (“Punch List Items”), by February 1, 2007, subject to Tenant Delay (as defined below) and Force Majeure. The date on which the Expansion Space Improvements are substantially completed (defined below), or would have been substantially completed but for any Tenant Delays, shall be referred to herein as the “Expansion Space Commencement Date.”

Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Expansion Space Improvements and the Change Orders (hereinafter defined). Such project management services shall be performed, at Tenant’s cost, for a fee of three percent (3%) of all costs related to the preparation of the Plans and the construction of the Expansion Space Improvements and the Change Orders.

If, prior to the Expansion Space Commencement Date, Tenant shall require improvements or changes (individually or collectively, “Change Orders”) to the Expansion Space in addition to, revision of, or substitution for the Expansion Space Improvements, Tenant shall deliver to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders, subject to Landlord’s Contribution.

Landlord shall contribute an amount not to exceed $10.00 per Rentable Square Foot of the Expansion Space (“Landlord’s Contribution”) toward the costs actually incurred for the Expansion Space Improvements and Change Orders (including, without limitation, all architectural, engineering, construction, construction management and permitting fees); provided, however, that Tenant may utilize, at its discretion, portions of the Landlord’s Contribution for any costs incurred by Tenant in connection with Expansion Space Improvements or occupation of the Expansion Space, including, costs of management services, professional fees, recabling, moving expenses, space planning, interior design and construction drawings. Subject to the foregoing, Landlord has no obligation to pay for costs of the Expansion Space Improvements or Change Orders in excess of Landlord’s Contribution. Any portion of Landlord’s Contribution remaining after the completion of the construction of the Expansion Space Improvements, up to an amount equal to $3.00 per Rentable Square Foot of the Expansion Space, shall be credited against the Rent next coming due, any portion of Landlord’s Contribution remaining thereafter shall be retained by Landlord. If the cost of the Expansion Space Improvements and/or Change Orders exceeds the Landlord’s Contribution, Tenant shall pay one-half of such overage to Landlord prior to commencement of construction of the Expansion Space Improvements and/or Change Orders and shall pay the remainder upon the Completion Date.

The parties acknowledge and agree that the Expansion Space Commencement Date of the Lease shall not occur prior to the date that the Expansion Space Improvements have been substantially completed (the “Completion Date”); provided, however, the Expansion Space Commencement Date shall not be deferred to or beyond the Completion Date to the extent that any one or more of the following (a “Tenant Delay”), has caused the Completion Date to occur after February 1, 2007:

(a)	Tenant’s request for Change Orders to the extent such Change Orders actually cause a delay and not caused by Landlord or Landlord’s Contractor;

(b)	Contractor’s performance of any Change Orders, to the extent a delay results directly from the Change Order;

(c)	Tenant’s request for materials, finishes or installations requiring unusually long lead times and not resulting from Contractor’s failure to plan for such long lead times;

(d)	Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(e)	Tenant’s delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of such request for information from the Landlord;

(f)	Tenant’s delay in making payments to Landlord for costs of the Expansion Space Improvements and/or Change Orders in excess of the Landlord’s Contribution; or

(g)	any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons, to the extent a delay results therefrom.

Landlord agrees to use reasonable efforts to notify Tenant of any circumstances or acts or omissions of Tenant that constitute a Tenant Delay hereunder. If the Completion Date occurs after February 1, 2007, and such delay has resulted from a Tenant Delay, then, for purposes of this Lease, the Completion Date shall be deemed to be the date, determined by the Contractor and the architect, on which the Expansion Space Improvements would have been substantially completed but for any Tenant Delay (but in no event earlier than February 1, 2007). For purposes hereof, the Expansion Space Improvements shall be deemed to be “substantially completed” at such time as Landlord has certified to Tenant that (i) Landlord has completed the Expansion Space Improvements in substantial conformance with the Plans and all Governmental Requirements, subject only to Punch List Items, (ii) Landlord has tendered possession of the Expansion Space to Tenant, and (iii) Landlord has obtained any required certificates of occupancy necessary to permit Tenant to occupy the Expansion Space. If the Completion Date does not occur until after June 1, 2007, and such delay has resulted from Landlord’s or Landlord’s agents’, employees’ or contractors’ acts or omissions, then, for every day after June 1, 2007, the Completion Date is delayed, one day of Rent shall be credited to the Rent becoming due for the Expansion Space after the Expansion Space Commencement Date.

Landlord at its discretion may permit Tenant and its agents to enter the Expansion Space prior to the Completion Date to prepare the Expansion Space for Tenant’s use and occupancy. Any such permission shall constitute a license only, conditioned upon Tenant’s: (a) working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building; (b) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor’s statement of the scope of work to be performed (or a copy of its construction contract with Tenant) and the form of lien waivers intended to be utilized by the contractor and all subcontractors and suppliers of material; and (c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry. In the event the Completion Date occurs prior to the Expansion Space Commencement Date, Tenant may occupy the Expansion Space and all the terms and provisions of this Lease shall apply to Tenant except for the payment of Rent, which shall begin on the Expansion Space Commencement Date.

Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours’ written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Expansion Space prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Expansion Space or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease.

Terms used in this Appendix F shall have the meanings assigned to them in the Lease. The terms of this Appendix F are subject to the terms of the Lease.

4. Security Deposit for Expansion Space. If Tenant elects to exercise the Expansion Option, Tenant shall submit to Landlord, contemporaneous with Tenant’s written notice of such election, full and complete copies of Tenant’s current financial statements and documents as shall be reasonably necessary to determine Tenant’s then current financial condition. Promptly thereafter, based on Tenant’s financial condition, Landlord shall reasonably determine whether additional security for the Expansion Space is reasonably required and shall notify Tenant of its determination. If Tenant’s then net worth is equal to or better than Tenant’s net worth at the Commencement Date, then no additional security deposit shall be required. In no event will the additional security deposit exceed six (6) month’s Rent for the Expansion Space. If Tenant shall dispute Landlord’s determination of such additional security, if any, Tenant shall notify Landlord and detail the reasons for such dispute, and Landlord and Tenant shall work together in good faith to mutually agree upon the appropriate additional security deposit. Tenant shall provide any such additional security not later than thirty (30) days before Landlord’s commencement of any Expansion Space Improvements hereunder. The additional security deposit, if any, may be in the form of a letter of credit as provided for in the Lease.

5. Lease Amendment to Reflect Expansion. Within forty-five (45) days after Tenant’s election to exercise the Expansion Option, Landlord shall deliver to Tenant an amendment to the Lease to reflect changes in the Premises, Base Rent, Security Deposit, Tenant’s Proportionate Share and any other appropriate terms changed by the addition of the Expansion Space. Within fifteen (15) business days thereafter, Tenant and Landlord shall execute the amendment with any changes that may be mutually agreed upon.

B. SIGNAGE. Notwithstanding the foregoing, Tenant shall have the right to install, at Tenant’s sole cost and expense, a monument sign (similar to the “blade” signs currently on the Project), subject to (i) Landlord’s signage and architectural guidelines applicable to the Project, (ii) Landlord’s approval as to the size, location and design thereof (such approval not being unreasonably withheld, conditioned or delayed); and (iii) all applicable governmental requirements. Tenant shall be solely responsible for and shall obtain all sign permits and other governmental approvals required for its signage, and shall be responsible for their removal upon the expiration or earlier termination of this Lease.

C. GENERATOR. Tenant may at its sole cost install, maintain, and from time to time replace a generator (a “Generator”) within the Premises, provided that Tenant shall obtain Landlord’s prior reasonable approval of the proposed size, weight, location and screening of the Generator and method for installing the Generator in the Premises, and that Tenant will at its sole cost comply with all Governmental Requirements and the conditions of any bond or warranty maintained by Landlord within the Premises. Landlord may supervise the installation of the Generator. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Generator. The Generator shall remain the property of Tenant, and Tenant may remove the Generator at its cost at any time during the Term. Tenant shall remove the Generator at its cost upon expiration or termination of the Lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Generator.

D. SATELLITE DISH. Tenant may at its sole cost install, maintain, and from time to time replace a satellite dish (a “Dish”) on the roof of the Building, provided that Tenant shall obtain Landlord’s prior reasonable approval of the proposed size, weight and location of the Dish and method for fastening the Dish to the roof, and that Tenant will at its sole cost comply with all Governmental Requirements and the conditions of any bond or warranty maintained by Landlord on the roof. Landlord may supervise any roof penetration. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Dish. The Dish shall remain the property of Tenant, and Tenant may remove the Dish at its cost at any time during the Term. Tenant shall remove the Dish at its cost upon expiration or termination of the Lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Dish.

E. PERSONAL RIGHTS. Except in the case of a Permitted Transferee pursuant to Section 17E, the expansion option and the signage rights (individually, an “Option”) granted to Tenant in this Lease shall be personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant and the Lease has been assigned or a sublease exists as to any portion of the Premises (other than to a Permitted Transferee), the Option shall be deemed null and void, and neither Tenant nor any assignee or subtenant shall have the right to exercise the option.

F. EXTENSION OPTION. Subject to Subsection F.3 below, Tenant may at its option extend the Term of this Lease for the entire Premises for two (2) successive periods of five (5) years each. Each such period is called a “Renewal Term”, and the first such five (5) year period is called the “First Renewal Term” and the second such five (5) year period is called the “Second Renewal Term”. Each Renewal Term shall be upon the same terms contained in this Lease, excluding the provisions of Appendix C of this Lease and except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the “Term” of the Lease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

1. The Base Rent during a Renewal Term shall be the greater of (i) the average Base Rent over the initial Term of this Lease, or (ii) the then prevailing market rate (including rent concessions typical for the relevant market as set forth below) for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space (including the extent of tenant improvements) in the Project and other first-class office buildings in the Austin Northwest and Far Northwest suburban markets, as reasonably determined by Landlord based upon independent market research reports.

2. To exercise its option, Tenant must deliver an initial non-binding notice to Landlord not more than eighteen (18) months nor less than twelve (12) months prior to the proposed commencement of the Renewal Term. Within forty-five (45) days of Landlord’s receipt of Tenant’s initial non-binding notice, Landlord shall calculate and inform Tenant of the Base Rent for the Premises during the Renewal Term and the basis for which Landlord made its determination including comparables used. Such calculation shall be final and shall not be recalculated at the actual commencement of the Renewal Term. Tenant shall give Landlord final binding notice of its intent to exercise its option to extend within thirty (30) days after receiving Landlord’s written calculation of Base Rent. If Tenant fails to give either its initial nonbinding notice or its final binding notice timely, Tenant will be deemed to have waived its option to extend. In the event Landlord fails to timely provide Tenant with its Base Rent calculation as aforesaid, Tenant may notify Landlord thereof. If Landlord fails to provide such calculation within thirty (30) days of such notice, Tenant may notify Landlord thereof a second time. If Landlord still does not provide such calculation within thirty (30) days of such second notice, then Base Rent for the Renewal Term shall be deemed to be the average Base Rent over the initial Term of the Lease.

3. Tenant’s option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its final binding notice exercising an option to extend, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned this Lease, or sublet any portion of the Premises under a sublease which is in effect at any time during the final 12 months of the initial Term or First Renewal Term, as applicable, except for an assignment pursuant to Section 17E of the Lease or a sublease of less than one-third (1/3) of the then-current total Rentable Square Footage of the Premises.

4. Tenant agrees to accept the Premises at the commencement of the Renewal Term in its then-present condition, “AS IS” and “WITH ALL FAULTS.”

APPENDIX G

FORM OF LETTER OF CREDIT

[Letterhead of Financial Institution]

IRREVOCABLE LETTER OF CREDIT

No.

                    ,

Carr Texas OP, LP

as Landlord under the Lease

referred to below

300 West 6th Street, Suite 1350

Austin, Texas 78701

Attention: Managing Director

Gentlemen:

1. We hereby establish, at the request and for the account of Pervasive Software Inc. (the “Tenant”), in your favor as Landlord (“Landlord”), or any successor or assign of Landlord, under that certain Lease between Landlord and Tenant, dated as of July 1, 2004 (the “Lease”), and Landlord’s successors and assigns, our Irrevocable Letter of Credit No.                     , in the amount of U.S. $175,000.00 (the “Stated Amount”), as more fully set forth hereinafter, effective immediately and expiring at the close of banking business at our [office address of Financial Institution] office on October 31, 2011 (the “Stated Expiration Date”).

2. Funds under this Letter of Credit are available to you against your sight draft(s) drawn on us, stating on its face: “Drawn under [Name of Financial Institution] Irrevocable Letter of Credit No. “ and accompanied by your written, completed and executed certificate in the form attached hereto as Schedule 1 with appropriate insertions. Such draft(s) and certificate(s) shall be dated the date of presentation, which shall be made at any time during our business hours on a Business Day (as hereinafter defined) at our main office located at                      ,                                 , Texas (Attention:              ), or at any other office of ours located in              , Texas, that may be designated by us by written notice delivered to you. If we receive your draft(s) and certificate(s) at such office, we shall, by no later than 11:00 a.m.,              , Texas time, on the third Business Day following the date of such demand, make payment to you of the amount demanded. All payments hereunder shall be made in immediately available funds to the Landlord at the address set forth above in Austin, Texas. “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which national banks in the city in which is located the office of the Landlord or [Name of Financial Institution] are authorized or required by law to close.

G-1

3. You may make multiple drawings hereunder; provided, however, that each drawing honored by us hereunder shall reduce the amount available under this Letter of Credit by the amount of such drawing. Drawings hereunder shall never exceed the Stated Amount.

4. This Letter of Credit shall automatically terminate upon the earliest of (i) our honoring of the final drawing available to be made hereunder, (ii) the surrender to us by you of this Letter of Credit for cancellation, or (iii) the Stated Expiration Date hereof.

5. Drawings on this Letter of Credit shall be delivered with the appropriate form of certificate attached hereto and all other communications with respect hereto shall be in writing and shall be addressed to us at the address set forth above, specifically referring to the number of this Letter of Credit and shall be deemed made when actually received by us.

6. Except as expressly provided herein, this Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “UCP”). To the extent applicable, provisions of the UCP shall prevail; this Letter of Credit shall be governed by and construed in accordance with the laws of the United States of America and the State of Texas, including the Business and Commerce Code as in effect in the State of Texas on the date hereof.

7. We hereby agree that drafts drawn and presented in conformance with the terms hereof shall be duly honored.

Very truly yours,

[Name of Financial Institution]

By:
Name:
Title:

G-2

Schedule 1

to Letter of Credit

CERTIFICATE FOR DRAWING

Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in that certain Irrevocable Letter of Credit No.      (the “Letter of Credit”) dated                     ,          , issued by (the “Issuer”) for the benefit of the undersigned (the “Landlord”).

The undersigned, a duly authorized officer of the Landlord, hereby certifies to the Issuer, with reference to the Letter of Credit, that:

(1)	The Landlord is the Landlord under the Lease.

[One of the following two provisions is to be selected depending upon Landlord’s rationale for making a drawing under the Letter of Credit:]

(2) The Landlord is making a drawing under the Letter of Credit with respect to a payment due under the Lease which has not been received by the Landlord after default and lapse of any applicable notice and cure period.

(3) The amount which is due and payable under the Lease and which shall be due and payable under the Letter of Credit following the date of presentation of the sight draft accompanying this Certificate, is $ , and the amount of such sight draft does not exceed the current amount of the Letter of Credit.

[or]

(2) The term of the Lease has not expired and the Landlord is making a drawing under the Letter of Credit with respect to Tenant’s failure to provide an identical renewal or replacement letter of credit at least thirty (30) days prior to the expiration of the Letter of Credit.

IN WITNESS WHEREOF, the Landlord has executed and delivered this Certificate as of the day of              , 200  .

,
as the Landlord

By:
Name:
Title:

1

APPENDIX H

FORM OF SNDA

RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.

720 East Wisconsin Ave. - Rm N16WC

Milwaukee, WI 53202

Attn:

Loan No.	SPACE ABOVE THIS LINE FOR RECORDER’S USE

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT is entered into as of                                      , 20    , between                                          (“Tenant”),                          (“Borrower”), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lender”), whose address for notices is 720 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Real Estate Investment Department, Reference Loan No.                     .

RECITALS

A. Tenant is the lessee or successor to the lessee, and Borrower is the lessor or successor to the lessor under a certain lease dated              , 20      (the “Lease”).

B. Lender has made, or will make, a mortgage loan to be secured by a mortgage, deed to secure a debt or deed of trust from Borrower for the benefit of Lender (as it may be amended, restated or otherwise modified from time to time, the “Lien Instrument”) encumbering the fee title to and/or leasehold interest in the land described in Exhibit A attached hereto and the improvements thereon (collectively, the “Property”), wherein the premises covered by the Lease (the “Demised Premises”) are located.

C. Borrower and Lender have executed, or will execute, an Absolute Assignment of Leases and Rents (the “Absolute Assignment”), pursuant to which (i) the Lease is assigned to Lender and (ii) Lender grants a license back to Borrower permitting Borrower to collect all rents, income and other sums payable under the Lease until the revocation by Lender of such license, at which time all rents, income and other sums payable under the Lease are to be paid to Lender.

D. Lender has required the execution of this Agreement by Borrower and Tenant as a condition to Lender making the requested mortgage loan or consenting to the Lease.

E. Tenant acknowledges that, as its consideration for entering into this Agreement, Tenant will benefit by entering into an agreement with Lender concerning Tenant’s relationship with any purchaser or transferee of the Property (including Lender) in the event of foreclosure of the Lien Instrument or a transfer of the Property by deed in lieu of foreclosure (any such purchaser or transferee and each of their respective successors or assigns is hereinafter referred to as “Successor Landlord”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, Borrower and Lender agree as follows:

1. Tenant and Borrower agree for the benefit of Lender that:

(a)	Tenant shall not pay, and Borrower shall not accept, any rent or additional rent more than one month in advance;

(b)	Except as specifically provided in the Lease, Tenant and Borrower will not enter into any agreement for the cancellation of the Lease or the surrender of the Demised Premises without Lender’s prior written consent;

(c)	Tenant and Borrower will not enter into any agreement amending or modifying the Lease without Lender’s prior written consent, except for amendments or modifications specifically contemplated in the Lease for confirming the lease commencement date, the rent commencement date, the term, the square footage leased, the renewal or extension of the Lease, or the leasing of additional space at the Property;

(d)	Tenant will not terminate the Lease because of a default thereunder by Borrower unless Tenant shall have first given Lender written notice and a reasonable opportunity to cure such default; and

(e)	Tenant, upon receipt of notice from Lender that it has exercised its rights under the Absolute Assignment and revoked the license granted to Borrower to collect all rents, income and other sums payable under the Lease, shall pay to Lender all rent and other payments then or thereafter due under the Lease, and any such payments to Lender shall be credited against the rent or other obligations due under the Lease as if made to Borrower.

(f)	Tenant will not conduct any dry cleaning operations on the Demised Premises using chlorinated solvents nor will Tenant use any chlorinated solvents in the operation of their business on the Demised Premises.

(g)	Tenant shall pay any and all termination fees due and payable under the Lease directly to Lender to be held by Lender/directly to Lender to be held in an account satisfactory to Lender [use second option for California Loans] and such fees shall be applied by Lender as follows: [DRAFTER: INSERT LANGUAGE PER STAC 320/321 OF LOAN COMMITMENT.]

2. The Lease is hereby subordinated in all respects to the Lien Instrument and to all renewals, modifications and extensions thereof, subject to the terms and conditions hereinafter set forth in this Agreement, but Tenant waives, to the fullest extent it may lawfully do so, the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease or the obligations of Tenant thereunder by reason of any foreclosure proceeding.

3. Borrower, Tenant and Lender agree that, unless Lender shall otherwise consent in writing, the fee title to, or any leasehold interest in, the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third party by purchase, assignment or otherwise.

4. If the interests of Borrower in the Property are acquired by a Successor Landlord:

(a)	If Tenant shall not then be in default in the payment of rent or other sums due under the Lease or be otherwise in material default under the Lease, the Lease shall not terminate or be terminated and the rights of Tenant thereunder shall continue in full force and effect except as provided in this Agreement;

(b)	Tenant agrees to attorn to Successor Landlord as its lessor; Tenant shall be bound under all of the terms, covenants and conditions of the Lease for the balance of the term thereof, including any renewal options which are exercised in accordance with the terms of the Lease;

(c)	The interests so acquired shall not merge with any other interests of Successor Landlord in the Property if such merger would result in the termination of the Lease;

(d)	If, notwithstanding any other provisions of this Agreement, the acquisition by Successor Landlord of the interests of Borrower in the Property results, in whole or part, in the termination of the Lease, there shall be deemed to have been created a lease between Successor Landlord and Tenant on the same terms and conditions as the Lease for the remainder of the term of the Lease, with renewal options, if any; and

(e)	Successor Landlord shall be bound to Tenant under all of the terms, covenants and conditions of the Lease, and Tenant shall, from and after Successor Landlord’s acquisition of the interests of Borrower in the real estate, have the same remedies against Successor Landlord for the breach of the Lease that Tenant would have had under the Lease against Borrower if the Successor Landlord had not succeeded to the interests of Borrower; provided, however, that Successor Landlord shall not be:

(i)	Liable for the breach of any representations or warranties set forth in the Lease or for any act, omission or obligation of any landlord (including Borrower) or any other party occurring or accruing prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises, except for any repair and maintenance obligations of a continuing nature as of the date of such acquisition;

(ii)	Subject to any offsets or defenses which Tenant might have against any landlord (including Borrower) prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises;

(iii)	Liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Successor Landlord;

(iv)	Bound to Tenant subsequent to the date upon which Successor Landlord transfers its interest in the Demised Premises to any third party;

(v)	Liable to Tenant under any indemnification provisions set forth in the Lease; or

(vi)	Liable for any damages in excess of Successor Landlord’s equity in the Property.

The provisions of this paragraph shall be effective and self-operative immediately upon Successor Landlord succeeding to the interests of Borrower without the execution of any other instrument.

5. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and assigns, and shall remain in full force and effect notwithstanding any renewal, extension, increase, or refinance of the indebtedness secured by the Lien Instrument, without further confirmation. Upon recorded satisfaction of the Lien Instrument, this Agreement shall become null and void and be of no further effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:

By:

Attest:
Secretary

BORROWER:

By:

Attest:
Secretary
LENDER:	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

	By:	Northwestern Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate and authorized representative

By:
, Managing Director

Attest:
, Assistant Secretary